Exhibit (h)(1)(iv)

Amendment No. 3 to Second Amended and Restated Administration Agreement

This Amendment No.3 to Second Amended and Restated Administration Agreement (the “Amendment”) dated August __, 2007 between Westcore Trust, a Massachusetts Business Trust (the “Trust”), Denver Investment Advisors LLC, a Colorado limited liability company (“DIA”), and ALPS Fund Services, Inc. a Colorado corporation, (“ALPS”).

WHEREAS, the Trust, DIA and ALPS entered into a Second Amended and Restated Administration Agreement dated January 1, 2006 (the “Agreement”); and

WHEREAS, ALPS, DIA and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The first sentence of Section 3(a) of the Agreement is hereby deleted in its entirety and replaced it with the following:

Section 3.        Fee.

(a) In consideration of services rendered pursuant to this Agreement, the Trust will pay the Administrators jointly the fees, computed daily and payable monthly, at rates and in the amounts, set forth on the attached Exhibit A, calculated in accordance with this paragraph.

            2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

Exhibit (h)(1)(iv)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

WESTCORE TRUST                                                  ALPS FUND SERVICES, INC.

By:                                                                               By:

Name:                                                                          Name:

Title:                                                                             Title:

DENVER INVESTMENT ADVISORS, LLC

By:

Name:

Title:

Exhibit (h)(1)(iv)

EXHIBIT A

I. Fund Based Fee

(i)                 0.25% of the first $750 million of the Trust’s average daily net assets;

(ii)                0.20% of the next $250 million of the Trust’s average daily net assets; and

(iii)               0.125% of the Trust’s average daily net assets in excess of $1 billion.

The Fund Based Fee is allocated proportionately to each Fund based on such Fund’s average daily net assets divided by the Trust’s average aggregate daily net assets.

II. Institutional Class Fee

$10,000 for assets between $0 and $9,999,999;

$ 7,500 for assets between $10 million and $19,999,999;

$ 5,000 for assets between $20 million and $29,999,999;

$ 2,500 for assets between $30 million and $39,999,999; and

No fee at assets greater than $40 million.

The Institutional Class Fee is charged directly to each Fund based on the Fund’s assets in accordance with the schedule above.